                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 1995
                                                 -----------------

                           FAMILY BARGAIN CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                                 0-16309                              51-0299573
       --------                                 -------                              ----------
       (State of incorporation)                 (Commission File Number)             (IRS Empl. ID No.)



              315 East 62nd Street, New York, New York                       10021
              -----------------------------------------------------------------------
              (Address of principal executive offices)                     (Zip code)


Registrant's telephone number, including area code (212) 980-9670
                                                   --------------

Item 2. Acquisition and Disposition of Assets

         On November 13, 1995, Family Bargain Corporation (the "Company") acquired all of the outstanding shares of common stock of Capin Mercantile Corporation, an off-price clothing and housewares retailer with 31 stores operating in the states of Arizona, New Mexico and Texas. Immediately following completion of the acquisition, the name of Capin Mercantile Corporation was changed to Factory 2-U, Inc. ("Factory 2-U"). The acquisition was completed pursuant to the Stock Purchase Agreement, dated August 29, 1995, by and between the Company and the former shareholders of Factory 2-U. The Company paid $1.85 million in total consideration for acquiring all of the common stock of Factory 2-U and a promissory note (the "Purchased Debt") payable to certain former shareholders and other creditors of Factory 2-U. Of the $1.85 million consideration, $625,000 was paid upon the closing of the acquisition of Factory 2-U, and the balance is payable pursuant to three Promissory Notes of the Company in the amount of $125,000 (the "Downpayment Note"), $600,000 (the "Contingent Note") and $500,000 (the "Absolute Note"). Principal and interest on the Downpayment Note is due in full on December 31, 1995. The amount payable under the Contingent Note is subject to adjustment, as described in the Stock Purchase Agreement, based upon the net proceeds from the sale, or appraised value at a future date, of certain real property consisting of a facility that housed the Factory 2-U corporate offices and distribution center and adjacent undeveloped land, all located in Nogales,
Arizona (the  "Factory 2-U Real Property").   Principal and interest under the
Absolute Note are payable in eleven quarterly installments commencing May 15, 1996 and ending on October 30, 1998. All of the above notes bear interest at a rate of 8.75% per year, subject to penalties and adjustment in the event of failure to pay amounts when due.

         In connection with the acquisition, non-affiliate creditors of Factory 2-U, representing over 80% of the trade accounts payable with invoice dates prior to September 1, 1995, agreed to reschedule the payment of their receivables from Factory 2-U. This rescheduling provides for the payment of approximately $5.6 million in 24 equal monthly installments ending October 15, 1997. Factory 2-U will continue its efforts to enter into similar debt reschedulings with the holders of remaining pre-acquisition trade payable obligations.

         Upon consummation of the acquisition of Factory 2-U, Factory 2-U entered into a $10.0 million revolving credit facility with Finova Capital Corporation (the "Credit Facility") secured by a lien on all of the assets of Factory 2-U, a Guaranty of the Company, and a pledge of certain other assets
owned by the Company.   The Credit Facility bears interest at a floating rate,
based on a prime rate of interest, plus two percent.  Borrowing under the
Credit Facility is limited to 50% of eligible inventory.   Upon consummation of
the acquisition, Factory 2-U's former revolving line of credit in the amount of approximately $3.6 million was paid in full with proceeds from the Credit Facility.

         The Company, through its Factory 2-U subsidiary, plans to continue to operate 29 of the 31 Factory 2-U stores. While the Factory 2-U stores will be operated separately from the Family Bargain stores operated by General Textiles, most administrative functions will be consolidated and their cost allocated between the two subsidiaries. The Company intends to sell the Factory 2-U Real Property.

         Prior to the execution of the Stock Purchase Agreement, there was no material relationship between the Company and Factory 2-U or between the directors and officers of the Company and the directors and officers of Factory 2-U.


Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

         Filed with this report are the following financial statements of Factory 2-U:

             (1) Audited balance sheet as of December 31, 1994 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended.

             (2) Audited balance sheets as of December 31, 1992 and 1993 and the related statements of earnings, stockholders' equity and cash flows for the years then ended.

       It is impractical to provide interim financial statements for the period subsequent to December 31, 1994 at this time. Interim financial statements will be filed within sixty (60) days.

(b) Pro Forma Financial Information.

       It is impractical to provide pro forma financial information at this time. Pro forma financial information will be filed within sixty (60) days.

(c) Exhibits

       Exhibit
       Number
       ------
         10.1     Stock purchase agreement between Family Bargain Corporation, as buyer ("Buyer"),  the shareholders of Capin
                  Mercantile Corporation, as sellers ("Sellers"), and Sellers' Agent dated as of August 29, 1995, omitting exhibits and schedules.

         10.2     Amendment to Stock Purchase Agreement dated November 10, 1995 between Buyer and Sellers.

         99.1      Press release issued August 17, 1995.

         99.2      Press release issued November 14, 1995.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FAMILY BARGAIN CORPORATION


                                         /s/ WILLIAM W. MOWBRAY
                                        -------------------------------------
                                        William W. Mowbray
                                        Chief Financial Officer

                          CAPIN MERCANTILE CORPORATION

                          FINANCIAL STATEMENTS FOR THE
                          YEAR ENDED DECEMBER 31, 1994
                          AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Capin Mercantile Corporation

We have audited the accompanying balance sheet of Capin Mercantile Corporation (the "Company") as of December 31, 1994, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's loss from operations, difficulties in meeting its loan agreement covenants, and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                              DELOITTE & TOUCHE LLP

April 20, 1995
(May 1, 1995 as to paragraph 4 of Note 6)

CAPIN MERCANTILE CORPORTATION

BALANCE SHEET
DECEMBER 31, 1994
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                       $ 1,471,313
    Receivables (Note 6):
        Trade accounts, less allowance for doubtful
            accounts and sales returns of $58,000                       950,571
        Other                                                           562,716
        Nonoperating affiliates (Note 3)                                 11,281
                                                                    -----------
                Total receivables                                     1,524,568
                                                                    -----------

    Merchandise inventories (Note 6)                                 12,087,327
    Prepaid expenses and supplies                                       486,628
                                                                    -----------
                Total current assets                                 15,569,836
                                                                    -----------

LAND HELD FOR SALE (Note 4)                                             531,210
PROPERTY AND EQUIPMENT, NET (Notes 4 and 6                            8,906,864
OTHER ASSETS                                                            298,959
                                                                    -----------

TOTAL                                                               $25,306,869
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
    Trade accounts payable                                          $13,933,547
    Accrued expenses (Note 5)                                         2,614,179
    Due to nonoperating affiliates (Note 3)                             183,889
    Current portion of notes payable to related parties (Note 3)        434,188
    Long-term debt reclassified as current (Note 6)                   2,716,241
                                                                    -----------
            Total current liabilities                                19,882,044
                                                                    -----------

DEFERRED INCOME AND LIABILITIES (Note 9)                                783,455
LONG-TERM DEBT, NET OF CURRENT PORTION (Note 6)                         315,854
NOTES PAYABLE TO RELATED PARTIES, NET OF
    CURRENT PORTION (Note 3)                                          1,943,016
SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS (Note 7)                   2,726,000
            Total liabilities                                        25,650,369

COMMITMENTS AND CONTINGENCIES (Notes 3, 6, 9 and 10)

STOCKHOLDERS' DEFICIENCY (Note 8):
    Common stock, $.01 par value, 1,000,000 shares authorized,
        168,399 shares issued and outstanding                             1,684
    Additional paid-in capital                                        4,803,015
    Deficit                                                          (5,148,199)
                                                                    -----------
            Total stockholders' deficiency                             (343,500)
                                                                    -----------

TOTAL                                                               $25,306,869
                                                                    ===========

See notes to financial statements.

CAPIN MERCANTILE CORPORATION

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1994
--------------------------------------------------------------------------------

NET SALES                                                           $93,875,685

COST OF SALES                                                        69,055,122
                                                                    -----------

            Gross margin                                             24,820,563
                                                                    -----------

OPERATING EXPENSES:
    General and administrative expenses (Notes 3 and 9)              13,935,074
    Selling expenses (Note 9)                                        17,239,128
    Restructuring expenses (Notes 1, 5 and 11)                          300,000
                                                                    -----------
            Total operating expenses                                 31,474,202
                                                                    -----------

LOSS FROM OPERATIONS                                                 (6,653,639)
                                                                    -----------

OTHER INCOME (EXPENSE):
    Interest income                                                      38,730
    Interest expense                                                   (661,663)
    Gain on sale of assets                                              407,644
    Gain on foreign currency transactions                                62,721
    Net rental operations                                                52,489
    Miscellaneous                                                       106,801
                                                                    -----------
            Total other income                                            6,722
                                                                    -----------

NET LOSS                                                            $(6,646,917)
                                                                    ===========

See notes to financial statements.

CAPIN MERCANTILE CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
YEAR ENDED DECEMBER 31,1994
--------------------------------------------------------------------------------

                                                                           TOTAL
                                         ADDITIONAL     RETAINED       STOCKHOLDERS'
                               COMMON     PAID-IN       EARNINGS          EQUITY
                                STOCK     CAPITAL       (DEFICIT)      (DEFICIENCY)
                                -----     -------       ---------      ------------
Balances, January 1, 1994      $1,684    $4,400,901    $ 1,723,718      $ 6,126,303

Distributions                                             (225,000)        (225,000)

Contributions                               402,114                         402,114

Net loss                                                (6,646,917)      (6,646,917)
                               ------    ----------    -----------      -----------
Balances, December 31, 1994    $1,684    $4,803,015    $(5,148,199)     $  (343,500)
                               ======    ==========    ===========      ===========

See notes to financial statements.

CAPIN MERCANTILE CORPORATION

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1994
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                           $ (6,646,917)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation and amortization                                                       669,303
        Gain on sale of assets                                                             (407,644)
        Changes in assets and liabilities:
            Increase in receivables                                                        (488,028)
            Increase in other receivables                                                  (317,199)
            Decrease in merchandise inventories                                             716,912
            Increase in prepaid expenses and supplies                                      (319,217)
            Decrease in other assets                                                         14,464
            Increase in trade accounts payable                                            6,609,669
            Increase in accrued expenses                                                    496,771
            Decrease in due to nonoperating affiliates                                      (36,616)
            Decrease in deferred income and liabilities                                    (132,195)
                                                                                       ------------
                        Net cash provided by operating activities                           159,303
                                                                                       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of property and equipment                                            573,660
    Increase in notes receivable from nonoperating affiliates                                (4,259)
    Collections of notes receivable                                                          28,858
    Additions to property, plant and equipment                                             (936,145)
    Decrease in cash value of officers' life insurance                                      125,745
                                                                                       ------------
                        Net cash used in investing activities                              (212,141)
                                                                                       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Decrease in cash surrender value policy loans                                           (32,676)
    Borrowings on line of credit                                                         19,335,000
    Repayments of line of credit                                                        (19,335,000)
    Payments of long-term debt                                                             (171,966)
    Payments on notes payable to related parties                                           (177,809)
    Cash contributions                                                                      402,114
    Cash distributions                                                                     (225,000)
                                                                                       ------------
                        Net cash used in financing activities                              (205,337)
                                                                                       ------------

NET DECREASE IN CASH                                                                       (258,175)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              1,729,488
                                                                                       ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                 $  1,471,313
                                                                                       ============

See notes to financial statements.

CAPIN MERCANTILE CORPORATION

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994

1.   ORGANIZATION AND BASIS OF PRESENTATION

     Capin Mercantile Corporation (the "Company") operated 38 retail stores during 1994 in the Southwest United States located in Arizona, New Mexico and Texas. The Company operates stores under the following trade names:
     Factory 2-U, Capin's, Parisian and Robinson's True Value Hardware. The majority of stores are Factory 2-U locations.

     The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred a net loss for the year ended December 31, 1994 of approximately $6,600,000 and at December 31, 1994 the Company's current liabilities exceeded its current assets by approximately $4,300,000. As a result, the Company is in technical default of loan agreements with a bank (Note 6). These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its debt agreements and to obtain additional financing or refinancing as necessary. Management is continuing to negotiate the terms of its indebtedness and has established a restructuring plan to generate cash to help relieve current cash constraints. These plans include:

        -    Generating cash through the sale of non-essential assets.

        -    Reducing headcount, thus reducing wages and payroll taxes.

        - Reducing average inventory levels and restructuring distribution center operations.

        - Geographically centralizing the chain and closing marginally profitable stores. At December 31, 1994, the Company has recorded $300,000 of restructuring charges in connection with the closing of stores (Note 11).

     Although the results of these actions cannot be predicted, the Company believes that these steps are appropriate and will help the Company effectively reorganize its operations and ultimately to return to profitability.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS AND SUPPLEMENTARY CASH FLOW INFORMATION - The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1994, cash equivalents include cash on hand and checking accounts held in banks.

     Interest paid during 1994 was $661,663.

     TRADE ACCOUNTS RECEIVABLE - Trade accounts receivable are recorded net of the allowance for doubtful accounts and sales returns. The Company uses the allowance method for recording bad debts for financial reporting purposes.

     MERCHANDISE INVENTORIES - Inventories are stated at the lower of cost or market (net realizable value). Cost is generally determined using the first-in, first-out (FIFO) method for inventory held in the distribution center. Cost is generally determined using the retail inventory method for inventory at the retail stores.

     LAND HELD FOR SALE - Land held for sale is recorded at the lower of cost or estimated net realizable value. Costs incurred and capitalized in connection with development include architectural, engineering and legal fees.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line and declining-balance methods over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the lesser of the lease terms or the estimated useful lives of the related improvements.

     The estimated useful lives of the property and equipment follow:

                                                                        Lives
                                                                        -----
             Buildings and improvements                              19-40 years
             Store fixtures and equipment                            10-20 years
             Office furniture and equipment                          10-20 years
             Transportation equipment                                 2-10 years
             Computer equipment                                        4-7 years
             Leasehold improvements                                   5-15 years

     INCOME TAXES - With the consent of its stockholders, the Company has elected S Corporation status. No provision for income taxes is made as S Corporations are not generally subject to income taxes. All earnings or loss and income tax credits flow through to the individual stockholders who are to report the earnings or loss and income tax credits on their personal income tax returns.

     ALLOCATION OF PROFITS AND LOSSES - The profits and losses of the Company are allocated to the stockholders based on their respective ownership percentages.

     DEFERRED LEASE OBLIGATION - Rent expense is generally recognized on a straight-line basis over the terms of the related leases. Deferred lease obligation represents rent expense recognized in excess of scheduled cash payments and is included in Deferred Income and Liabilities in the accompanying balance sheet.

3.   TRANSACTIONS WITH AFFILIATES

     The Company is a member of a group of affiliated, nonoperating entities by virtue of common ownership. These entities primarily engage in the rental of property. The Company incurred rent expense, included in selling expenses, from rentals with affiliated, nonoperating entities of $447,920 during the year ended December 31, 1994 (Note 9). Amounts payable, primarily for rent obligations, to nonoperating affiliates at December 31, 1994 totaled $183,889. Amounts receivable from nonoperating affiliates arising in the ordinary course of operations totaled $11,281 at December 31, 1994.

     The Company has unsecured notes payable to stockholders and related parties for advances to the Company. The Company is currently paying interest quarterly at 6.88% on the notes payable. Interest payments associated with these notes totaled $132,382 for the year ended December 31, 1994. The notes payable to related parties totaled $2,377,204 of which $434,188 is classified as current at December 31, 1994.

     The Company as guarantor is contingently liable with respect to a mortgage note held by a nonoperating affiliate. The mortgage note balance was $471,688 at December 31, 1994.

     Certain stockholders of the Company have personally guaranteed the provisions of certain long-term debt and lease agreements (Notes 6 and 9).

4.   PROPERTY AND EQUIPMENT AND LAND HELD FOR SALE

     During 1991, management subdivided its new headquarters and distribution center land into two parcels with the intent of developing and selling the parcel adjacent to the new building. At December 31, 1994, $531,210 was classified as land held for sale and consists of the following:

          Land                                                            $   432,389
          Land development costs                                               98,821
                                                                          -----------

                                                                          $   531,210
                                                                          ===========


Property and equipment at December 31, 1994 consists of the following:

          Land and improvements                                           $   383,901
          Buildings and improvements                                        6,761,137
          Furniture, fixtures and equipment                                 4,521,541
          Transportation equipment                                            539,799
          Computer equipment                                                1,282,102
          Leasehold improvements                                            1,160,434
          Construction in progress                                            282,808
                                                                          -----------
                Total                                                      14,931,722
          Less accumulated depreciation and amortization                    6,024,858
                                                                          -----------
                Property and equipment, net                               $ 8,906,864
                                                                          ===========

5.   ACCRUED EXPENSES

     Accrued expenses at December 31, 1994 consists of the following:

          Taxes other than income taxes                                   $ 1,031,612
          Salaries and related benefits                                       563,963
          Advertising                                                         158,085
          Freight                                                             179,457
          Rent and utilities                                                  108,259
          Interest                                                             25,090
          Restructuring                                                       300,000
          Other                                                               247,713
                                                                          -----------

                                                                          $ 2,614,179
                                                                          ===========

6.   LINES OF CREDIT AND LONG-TERM DEBT

     The Company's $5,500,000 general line of credit is subject to renewal on July 30, 1995. This line of credit bears interest at the bank's prime rate (8.5% at December 31, 1994) and is payable monthly. The balance outstanding under this line of credit was zero at December 31, 1994.

     The Company's $2,000,000 seasonal line of credit is available between May 31, 1994 and December 31, 1994, and then between May 31, 1995 and July 30, 1995. This line of credit bears interest at the bank's prime rate (8.5% at December 31, 1994) and is payable monthly. The balance outstanding under this line of credit was zero at December 31, 1994.

     The lines of credit are collateralized by accounts receivable and inventories and are personally guaranteed by the Company's stockholders.

     At December 31, 1994, the balance outstanding on the Company's installment note payable to a bank was $2,475,000. This loan agreement as well as the Company's general line of credit contain certain restrictive debt covenants. At December 31, 1994, the Company was not in compliance with certain of such covenants (current ratio, tangible net worth ratio, total liabilities to tangible net worth and cash flow ratio); however, on May 1, 1995, the Company received a forbearance letter from the bank through June 15, 1995. Management has prepared projections that indicate that upon the expiration of the forbearance letter described above and through December 31, 1995, the Company may not be in compliance with their debt covenants. Consequently, approximately $2,300,000 of such debt that would have been classified as long-term has been classified as current in the December 31, 1994 balance sheet. The Company intends to seek appropriate financial covenant waivers or amendments, although no assurance can be given that such waivers or amendments will be obtained. Any such failure to obtain covenant relief would result in a default under the Company's credit agreement and the bank will be entitled to accelerate the indebtedness owed by the Company.

Long-term debt at December 31, 1994 consists of the following:

Installment note payable to the Commerce and Economic
    Development Commission of Arizona maturing December 2000,
    bearing interest at 6%, payable in monthly installments of $3,652,
    personally guaranteed by certain stockholders                                $  188,909

Prime plus 1/2% installment note payable to a bank; payable in monthly installments of $11,250 plus interest through March 1998 when a balloon payment of approximately $2,000,000 is due, collateralized by substantially all land, buildings and improvements and personally
    guaranteed by certain stockholders                                            2,475,000

Installment note payable to the Economic Development Administration of Arizona, maturing April 1998, bearing interest at 5%, payable in monthly installments of $1,376 with a balloon payment of approximately
    $32,000, collateralized by certain equipment and personally guaranteed
    by certain stockholders                                                          76,086

Unsecured noninterest-bearing installment note payable to Arizona
    Public Service Company maturing August 1996, payable in monthly
    installments of $4,765                                                          142,941

Other notes payable to unrelated parties, payable in monthly installments
    through January 1999                                                            149,159
                                                                                 ----------
                Total long-term debt                                              3,032,095

Less current portion                                                              2,716,241
                                                                                 ----------

Long-term debt                                                                   $  315,854
                                                                                 ==========

     A summary of long-term debt maturities for the years ending December 31 are as follows:

                    1995                            $2,716,241
                    1996                               107,359
                    1997                                85,310
                    1998                                80,286
                    1999                                42,899
                                                    ----------
                                                    $3,032,095
                                                    ==========

7.   SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS

     The Company has unsecured notes payable to certain stockholders. The notes payable are subordinate to the lines of credit and note payable to a bank (Note 6). The notes require interest payments monthly at 6.88%. Subordinated notes payable to stockholders totaled $2,726,000 at December 31, 1994.

8.   STOCK PURCHASE AGREEMENT

     The Company is obligated to repurchase the stock, equal to the book value at the end of the preceding fiscal year, of any stockholder upon the stockholder's resignation, termination or death. The Company, alternatively, may assign the rights to repurchase the stock to other eligible stockholders, but the Company remains contingently liable for payment of the purchase price of the stock.

9.   COMMITMENTS

     The Company occupies various properties and operates an airplane under operating lease agreements with affiliated, nonoperating entities and unrelated parties. Existing lease agreements expire at various dates through 2014 and include renewal options. The Company is responsible in most cases for occupancy and maintenance costs including real estate taxes, insurance and utility costs. Rent expense for the year ended December 31, 1994 totaled $3,524,217, of which $447,920 was paid to affiliated, nonoperating entities. Rent expense is included in general and administrative and selling expenses in the accompanying statement of operations. Included in rent expense for the year ended December 31, 1994 are rentals, contingent upon store revenues, of $529,391.

     In February 1995, the Company decided to terminate the airplane lease and ceased making lease payments. The airplane is currently for sale by the leasing company. The Company will be responsible for any difference between the selling price of the airplane and the remaining lease payments. The Company anticipates that any shortfall will be offset by deferred income recognized on the sale-leaseback of the airplane of approximately $540,000.

     A summary of future minimum lease payments, excluding contingent rentals and the terminated airplane lease, required under operating leases that have remaining noncancelable lease terms in excess of one year follows:

                 Years Ending                    Total            Related Entity
                 December 31                    Rentals              Rentals
                 -----------                    -------              -------
                    1995                      $ 2,548,371           $  231,444
                    1996                        2,443,941              233,844
                    1997                        2,104,716              236,244
                    1998                        1,894,602              238,644
                    1999                        1,593,306              119,392
                  Thereafter                    5,581,174                   --
                                              -----------           ----------
                                              $16,166,110           $1,059,568
                                              ===========           ==========



     The leases expire through 2014. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that rent expense will be greater than the future minimum lease payments shown above. Included in the above amounts is $2,543,821 of total rentals related to 1995 store closures, a portion of which the Company has accrued as of December 31, 1994 (see Notes 1 and 11).

10.  LITIGATION

     Several former employees of the Company have filed claims against the Company pertaining to termination of employment. The claims generally do not state specific damage amounts. While the Company is unable to predict with certainty the outcome of this litigation, it is management's opinion, that the ultimate outcome will not have a material adverse effect on the financial position or results of operations of the Company.

11.  RESTRUCTURING

     As part of its restructuring plan, the Company closed four of its 38 stores in 1995. Costs related to these store closures consisting primarily of committed lease obligations, net of any estimated sublease revenue, and non-recoverable fixtures and leasehold improvements were provided for in restructuring expenses at December 31, 1994.

12.  SUBSEQUENT EVENT (UNAUDITED)

     On November 13, 1995, Family Bargain Corporation, an unrelated company, acquired all of the outstanding shares of common stock of the Company.

                          CAPIN MERCANTILE CORPORATION
                          (an S corporation)

                          Financial Statements

                          December 31, 1992 and 1993

                          (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Capin Mercantile Corporation:

We have audited the accompanying balance sheets of Capin Mercantile Corporation as of December 31, 1992 and 1993, and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capin Mercantile Corporation as of December 31, 1992 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP



March 29, 1994

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                                 Balance Sheets

                           December 31, 1992 and 1993

                                                    ASSETS                                         1992                 1993
                     Current assets:
                        Cash and cash equivalents                                              $ 3,091,613            1,729,488
                        Receivables (notes 7 and 11):
                           Trade accounts, less allowance for doubtful accounts and
                              sales returns of $58,000 in 1992 and 1993                            443,445              675,463
                           Nonoperating affiliates (note 3)                                         25,479                7,022
                           Current installments of note from nonoperating affiliate
                              (note 4)                                                              12,697                  --
                           Current installments of notes receivable                                 30,858               32,597
                                                                                               -----------           ----------
                                  Total receivables                                                512,479              715,082
                                                                                               -----------           ----------


                        Merchandise inventories (note 7)                                        14,065,929           12,804,239
                        Prepaid expenses and supplies                                               92,146              167,411
                        Refundable income taxes                                                     23,218                  --
                                                                                               -----------           ----------
                                  Total current assets                                          17,785,385           15,416,220
                                                                                               -----------           ----------


                     Note from nonoperating affiliate, excluding current installments
                        (note 4)                                                                    18,262                  --

                     Notes receivable, excluding current installments                               97,208               72,686

                     Land held for development and sale (note 5)                                   503,721              531,210

                     Property, plant and equipment, at cost (notes 5 and 7)                     13,747,296           14,439,421
                        Less accumulated depreciation and amortization                           5,246,206            5,697,419
                                                                                               -----------           ----------
                                  Net property, plant and equipment                              8,501,090            8,742,002
                                                                                               -----------           ----------


                     Other assets:
                        Cash value of officers' life insurance, net of policy loans of
                          $62,713 in 1992 and $579,140 in 1993                                     626,799              244,321
                        Deposits                                                                    39,233               47,010
                        Others, at cost                                                             84,887               71,332
                                                                                               -----------           ----------
                              Total other assets                                                   750,919              362,663
                                                                                               -----------           ----------
                                                                                               $27,656,585           25,124,781
                                                                                               ===========           ==========


See accompanying notes to financial statements.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                           Balance Sheets, Continued

                           December 31, 1992 and 1993

                             LIABILITIES AND STOCKHOLDERS' EQUITY                               1992                   1993
         Current liabilities:
            Trade accounts payable                                                         $ 8,357,673              7,323,878
            Accrued expenses (note 6)                                                        2,522,557              2,117,408
            Current installments of long-term debt (note 7)                                    494,138                262,440
            Due to nonoperating affiliates (note 3)                                            634,793                220,505
            Income tax payable (note 10)                                                        96,744                    --
            Demand notes payable to related parties (note 3)                                   828,460              2,647,264
                                                                                           -----------             ----------
                      Total current liabilities                                             12,934,365             12,571,495

            Deferred payables                                                                  890,876                915,650
            Construction contract payable (note 5)                                             535,098                    --
            Long-term debt, excluding current installments (note 7)                          3,688,366              2,885,333
            Subordinated notes payable to stockholders (note 8)                              2,300,000              2,626,000
                                                                                           -----------             ----------
                      Total liabilities                                                     20,348,705             18,998,478
                                                                                           -----------             ----------


         Stockholders' equity (note 9):
            Common stock, $.01 par value; 1,000,000 shares authorized; issued and
               outstanding 165,652 shares in 1992 and 168,399 in 1993                            1,656                  1,684
            Additional paid-in capital                                                       4,224,003              4,400,901
            Retained earnings                                                                3,082,221              1,723,718
                                                                                           -----------             ----------
                      Total stockholders' equity                                             7,307,880              6,126,303

         Commitments and contingent liabilities (notes 3, 7 and 12)
                                                                                           -----------             ----------
                                                                                           $27,656,585             25,124,781
                                                                                           ===========             ==========


See accompanying notes to financial statements.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                             Statements of Earnings

                     Years ended December 31, 1992 and 1993

                                                                                                   1992                 1993
                     Net sales (note 11)                                                      $100,500,270           95,912,368
                     Cost of sales                                                              68,381,642           65,801,990
                                                                                              ------------           ----------
                              Gross margin                                                      32,118,628           30,110,378
                                                                                              ------------           ----------

                     General and administrative expenses (notes 3, 6 and 12)                    16,309,428           15,046,403
                     Selling expenses                                                           15,173,242           14,651,498
                                                                                              ------------           ----------
                                                                                                31,482,670           29,697,901
                                                                                              ------------           ----------

                              Operating income                                                     635,958              412,477

                     Other income (deductions):
                        Interest income                                                             73,088               69,465
                        Interest expense (note 2)                                                 (312,665)            (604,816)
                        Net rental operations                                                      288,772              178,409
                        Miscellaneous                                                              397,248               37,023
                                                                                              ------------           ----------
                                                                                                   446,443             (319,919)
                                                                                              ------------           ----------

                              Earnings before income tax expense                                 1,082,401               92,558

                     Income tax expense (note 10)                                                   77,669                  --
                                                                                              ------------           ----------
                              Net earnings                                                    $  1,004,732               92,558
                                                                                              ============           ==========


See accompanying notes to financial statements.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                       Statements of Stockholders' Equity

                     Years ended December 31, 1992 and 1993

                                                                 ADDITIONAL                             TOTAL
                                                COMMON            PAID-IN           RETAINED         STOCKHOLDERS'
                                                STOCK             CAPITAL           EARNINGS            EQUITY
        Balances, December 31, 1991            $38,600           3,834,312          4,739,808          8,612,720

        Issuance of 5,620 shares of common
           stock as a stock bonus                   56             389,691                 --            389,747

        Cash dividends paid                         --                  --           (927,676)          (927,676)

        Distribution of investment in
           trading association (note 1)             --                  --         (1,496,681)        (1,496,681)

        Cash distributions from liquidation
           of stock in non-operating
           affiliates (note 1)                 (37,000)                 --           (237,962)          (274,962)

        Net earnings                                --                  --          1,004,732          1,004,732
                                               -------           ---------         ----------         ----------
        Balances, December 31, 1992              1,656           4,224,003          3,082,221          7,307,880

        Issuance of 2,747 shares of common
           stock as a stock bonus                   28             176,898                 --            176,926

        Cash distributions paid                     --                  --         (1,451,061)        (1,451,061)

        Net earnings                                --                  --             92,558             92,558
                                               -------           ---------         ----------         ----------
        Balances, December 31, 1993            $ 1,684           4,400,901          1,723,718          6,126,303
                                               =======           =========         ==========         ==========


See accompanying notes to financial statements

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                            Statements of Cash Flows

                     Years ended December 31, 1992 and 1993

                                                                                     1992                 1993
        Cash flows from operating activities:
           Net earnings                                                           $ 1,004,732               92,558
           Adjustments to reconcile net earnings to net cash provided by operating activities:
                Depreciation and amortization of property, plant and
                  equipment                                                           483,965              605,857
                (Gain) loss on disposal of property, plant and equipment             (296,190)              21,970
                Common stock bonus charged to general and administrative
                  expense                                                             389,747              176,926
                Changes in assets and liabilities:
                  Decrease (increase) in receivables                                  143,366             (213,561)
                  Decrease in merchandise inventories                                  26,939            1,261,690
                  Increase in prepaid expenses and supplies                            (3,873)             (75,265)
                  Decrease in refundable income taxes                                  27,988               23,218
                  Decrease (increase) in deposits                                     286,715               (7,777)
                  (Increase) decrease in other assets                                 (29,316)              13,555
                  Decrease in trade accounts payable                               (1,376,679)          (1,116,366)
                  (Decrease) increase in accrued expenses                            (207,595)             106,265
                  Decrease in due to nonoperating affiliates                          (83,938)            (414,288)
                  Decrease in income taxes payable                                   (455,780)             (96,744)
                  Increase (decrease) in deferred payables                            890,876             (109,533)
                                                                                  -----------           ----------
                         Net cash provided by operating activities                    800,957              268,505
                                                                                  -----------           ----------
        Cash flows from investing activities:
           Decrease in unexpended construction funds                                  211,301                  --
           Collections of notes receivable from nonoperating affiliate                  1,155               30,959
           Collections of notes receivable                                              4,980               22,783
           Increase in notes receivable                                              (133,046)                 --
           Additions to land held for development and sale                                --               (27,489)
           Additions to property, plant and equipment                              (1,384,841)            (668,880)
           Proceeds from sale of property, plant and equipment                        466,981                  --
           Increase in cash value of officers' life insurance                        (247,439)            (133,949)
                                                                                  -----------           ----------
                         Net cash used in investing activities                     (1,080,909)            (776,576)
                                                                                  -----------           ----------





                                  (Continued)

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                      Statements of Cash Flows, Continued

                     Years ended December 31, 1992 and 1993

                                                                                     1992                 1993
        Cash flows from financing activities:
           Increase in cash surrender value policy loans                         $        --               516,427
           Borrowings on line of credit                                            26,180,000           19,934,944
           Repayments on line of credit                                           (26,180,000)         (19,934,944)
           Principal repayment of long-term debt                                      (31,875)          (1,917,708)
           Borrowings of demand notes payable to related parties                   14,404,301            7,206,673
           Repayment of demand notes payable to related parties                   (13,575,841)          (5,061,869)
           Principal repayments of advance from related party                             --              (146,516)
           Increase in notes payable to stockholders                                2,300,000                  --
           Cash distributions                                                      (1,202,638)          (1,451,061)
                                                                                 ------------          -----------
                         Net cash (used in) provided by financing
                           activities                                               1,893,947             (854,054)
                                                                                 ------------          -----------
        Net increase (decrease) in cash and cash equivalents                        1,613,995           (1,362,125)

        Cash and cash equivalents at beginning of year                              1,477,618            3,091,613
                                                                                 ------------          -----------
        Cash and cash equivalents at end of year                                 $  3,091,613            1,729,488
                                                                                 ============          ===========


See accompanying notes to financial statements.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                         Notes to Financial Statements

                           December 31, 1992 and 1993


(1)   ORGANIZATION AND PURPOSE

      Capin Mercantile Corporation (Corporation) currently operates 36 retail stores in the Southwest United States located in Arizona, New Mexico, and Texas. The Corporation operates stores under the following trade names:
      Factory 2-U, Capin's, Parisian, La Ville de Paris, and Robinson's True Value Hardware. The majority of stores are Factory 2-U locations.

      In March 1992, Capin's Duty-Free Warehouse, Inc. (CDFW) and the company in which it had a 10.89% common stock ownership interest (UETA, Inc.) entered into definitive Plans of Merger and Reorganization agreement with Duty-Free International, Inc. (DFI), an unrelated party. Under the terms of the agreement, DFI acquired substantially all of the net assets of UETA, Inc. solely in exchange for DFI voting common stock. CDFW then distributed to its shareholders the common stock of DFI with a cost of $1,496,681 along with its remaining assets and liabilities in a tax-free reorganization.

      During 1992, three nonoperating affiliates (Capin's Duty-Free Warehouse, Inc., San Luis Imports-Exports, Inc., and Capin's Free Port, Inc.) were dissolved resulting in the reduction of $37,000 of common stock, a reduction of retained earnings of $237,962, and a distribution of $274,962 in cash to the stockholders.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS AND SUPPLEMENTARY CASH FLOW INFORMATION

      The Corporation considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1992 and 1993, cash equivalents include cash on hand, checking accounts held in banks, overnight investments and commercial paper.

      Interest paid was $366,390 in 1992 and income taxes paid were $533,449 in 1992. Income taxes paid in 1992 represent tax liabilities existing as of December 31, 1991 from certain companies prior to their conversion from a C corporation to an S corporation (note 10). During 1992, the Corporation distributed its investment in a trading association to its stockholders in a noncash transaction. During 1992, the Corporation sold a building in exchange for cash and the buyer assuming a note payable with a remaining balance of $552,500. Additionally, the Corporation constructed a new warehouse facility primarily by executing two notes payable to a bank totaling $3,932,504 and recording a construction contract payable of $535,098 relating to the accrual of the final construction draw request and retention obligation in noncash transactions.

      Interest paid was $615,508 in 1993. During 1993 the Corporation purchased certain equipment primarily by executing notes payable of $117,288 and increasing accounts payable by $82,571. Income taxes paid in 1993 totaled $96,744 related to built-in gains taxes accrued in 1992.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued



      TRADE ACCOUNTS RECEIVABLE

      Trade accounts receivable are reflected net of the allowance for doubtful accounts and sales returns. The Corporation uses the allowance method for recording bad debts for financial reporting purposes and the direct write-off method for income tax reporting purposes.

      MERCHANDISE INVENTORIES

      Merchandise inventories are stated at the lower of cost or market (net realizable value). Cost is generally determined using the first-in, first-out (FIFO) method for inventory held in the warehouse. Cost is generally determined using the retail inventory method for inventory at the retail stores.

      LAND HELD FOR DEVELOPMENT AND SALE

      Land held for development and sale is recorded at the lower of cost or estimated net realizable value. Costs incurred in connection with development are capitalized and include architectural, engineering, legal fees, real property taxes and interest.

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated using the straight-line and declining-balance methods for financial reporting purposes over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the lesser of the lease terms or the estimated useful lives of the related improvements.

      The estimated useful lives of the property, plant and equipment follow:

                                                                       Lives
              Buildings and improvements                             19-40 years
              Store fixtures and equipment                           10-20 years
              Office furniture and equipment                         10-20 years
              Transportation equipment                                2-10 years
              Computer equipment                                       4-7 years
              Leasehold improvements                                  5-15 years

      INCOME TAXES

      With the consent of its stockholders, the Corporation has elected subchapter S status. No provision for income taxes is made as S corporations are not generally subject to income taxes. All earnings or loss and income tax credits "flow-through" to the individual stockholders who are to report the earnings or loss and income tax credits on their personal income tax returns.

      ALLOCATION OF PROFITS AND LOSSES

      The profits and losses of the Corporation are allocated to the stockholders based on their respective ownership percentages.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued


      DEFERRED RENT PAYABLE

      Rent expense is generally recognized on a straight-line basis over the terms of the related leases. Deferred rent payable represents rent expense recognized in excess of scheduled cash payments.

(3)   TRANSACTIONS WITH AFFILIATES

      The Corporation is a member of a group of affiliated, nonoperating entities by virtue of common ownership. These entities primarily engage in the rental of property. The Corporation incurred rent expense, included in general and administrative expenses, from rentals with affiliated, nonoperating entities of $1,005,530 and $719,659 during the years ended December 31, 1992 and 1993, respectively (note 12). Amounts payable, primarily for rent obligations, to nonoperating affiliates as of December 31, 1992 and 1993 totaled $634,793 and $220,505, respectively. Amounts receivable from nonoperating affiliates arising in the ordinary course of operations totaled $25,479 and $7,022 as of December 31, 1992 and 1993, respectively.

      The Corporation executed unsecured demand notes payable to stockholders and related parties for short-term advances to the Corporation. The Corporation is currently paying interest quarterly at 5.0% on the notes payable. In 1992, the Corporation paid quarterly interest payments at 1/4% over the prevailing prime lending rate. Interest payments associated with these notes totaled $200,505 and $163,829 for the years ended December 31, 1992 and 1993, respectively. The demand notes payable to related parties totaled $828,460 and $2,647,264 at December 31, 1992 and 1993, respectively.

      The Corporation as guarantor is contingently liable with respect to a mortgage note held by a nonoperating affiliate. The mortgage note balance was $622,206 and $499,865 at December 31, 1992 and 1993,
      respectively.

      Certain stockholders of the Corporation have personally guaranteed the provisions of certain long-term debt and lease agreements (notes 8 and 12).

(4)   NOTES RECEIVABLE FROM NONOPERATING AFFILIATE

      During 1987, the Corporation received an $83,751 unsecured note receivable from Potrero Realty, a nonoperating affiliate. The note bears interest at 8% and is to be repaid in 94 monthly principal and interest installments of $1,202. The balance outstanding on the note receivable was $30,959 at December 31, 1992. The note was repaid in 1993.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued


(5)   LAND HELD FOR DEVELOPMENT AND SALE AND PROPERTY, PLANT AND EQUIPMENT

      During 1991, management subdivided its new headquarters and distribution center land into two parcels with the intent of developing and selling the parcel adjacent to the new building. At December 31, 1992 and 1993, $503,721 and $531,210, respectively, were classified as land held for development and sale. A summary of land held for development and sale follows:

                                                                                 1992                1993
                 Land                                                           $432,389             432,389
                 Land development costs                                           71,332              98,821
                                                                                --------             -------
                                                                                $503,721             531,210
                                                                                ========             =======

      A summary of property, plant and equipment follows:

                                                                                 1992                1993
                 Land and improvements                                       $   212,617             309,334
                 Buildings and improvements                                    7,082,903           7,091,670
                 Furniture, fixtures and equipment                             3,691,334           4,127,719
                 Transportation equipment                                        676,166             599,526
                 Computer equipment                                            1,015,147           1,077,555
                 Leasehold improvements                                          991,974           1,031,051
                 Construction in progress                                         77,155             202,566
                                                                             -----------          ----------
                                                                             $13,747,296          14,439,421
                                                                             ===========          ==========

      The Corporation had a final construction balance of $535,098 on the new headquarters and distribution center at December 31, 1992. The Corporation's banking institution has committed to finance this balance on a long-term basis and, therefore, the liability has been classified long-term on the accompanying balance sheet at December 31, 1992.

      Interest costs capitalized during 1992 totalled $193,969. There was no interest capitalized during 1993, and no commitments have been executed with respect to the construction in progress at December 31, 1993.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued

(6)   ACCRUED EXPENSES

      A summary of accrued expenses follows:

                                                                           1992                1993
           Taxes other than income taxes                                $  842,807           1,039,257
           Vacation                                                        309,019                 --
           Salaries and related benefits                                   204,099             236,259
           Advertising                                                     178,444             187,611
           Freight                                                          51,196             121,670
           Rent and utilities                                              310,482             115,267
           Interest                                                         25,319              14,627
           Other                                                           601,191             402,717
                                                                        ----------           ---------
                                                                        $2,522,557           2,117,408
                                                                        ==========           =========

      During 1993, the Corporation's Board of Directors amended its corporate policy related to the accumulation of earned vacation. Under the new policy, earned vacation not used by employees in the current fiscal year-end is forfeited. Accordingly, the Company's accrued vacation in the amount of $309,019 was recorded as a reduction of general and administrative expenses in 1993.

(7)   LINES OF CREDIT AND LONG-TERM DEBT

      The Corporation's $5,500,000 general line of credit is subject to renewal on July 30, 1995. This line of credit bears interest at the bank's prime rate which is payable monthly. The balance outstanding under this line of credit was zero at December 31, 1992 and 1993.

      The Corporation's $2,000,000 seasonal line of credit is available between May 31, 1994 and December 31, 1994, and then between May 31, 1995 and July 30, 1995. This line of credit bears interest at the bank's prime rate and is payable monthly. The balance outstanding under this line of credit was zero at December 31, 1993.

      The lines of credit are secured by accounts receivable, inventory, and the personal guarantees of the Corporation's stockholders. The Corporation's loan agreement contains certain restrictive debt covenants. The Corporation was in compliance with the restrictive debt covenants at December 31, 1992 and 1993.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued

      A summary of long-term debt follows:

                                                                                           1992                1993
                6% installment note payable to the Commerce and Economic
                  Development Commission of Arizona due in December 2000,
                  monthly principal and interest payments of $3,652; personally guaranteed by certain stockholders
                                                                                        $  250,000             220,368


                Prime plus 1/2% installment note payable to a bank; payable in monthly installments of $11,250 plus interest through
                  March 1998 when a balloon payment of approximately $2,000,000 is due; secured by substantially all land, buildings and
                  improvements, and the personal guarantee of certain
                  stockholders                                                           2,161,077           2,610,000

                Prime plus 1/2% installment note payable to a bank; payable in monthly installments of $12,438 including interest through
                  March 1998 when a balloon payment of approximately $1,652,000 is due; secured by substantially all land and buildings and improvements.  This note was repaid in 1993.
                                                                                         1,771,427                 --

                5% installment note payable to the Economic Development
                  Administration of Arizona, monthly principal and interest
                  payments of $1,376, due in April 1998 when a balloon payment of approximately $32,000 is due; secured by certain equipment with a depreciated cost of $96,519 and the personal guarantee of certain stockholders
                                                                                               --               88,452

                Unsecured noninterest-bearing installment note payable to
                  Arizona Public Service Company due August 1996, payable in
                  monthly payments of $4,765                                                   --              200,118

                12.5% installment note payable to an unrelated party,
                  payable in monthly installments of $2,581 including interest, through January 1995; secured by certain vehicles with a
                  depreciated cost of $32,637                                                  --               28,835
                                                                                        ----------           ---------
                         Total long-term debt                                            4,182,504           3,147,773

                Less current installments of long-term debt                                494,138             262,440
                                                                                        ----------           ---------
                         Long-term debt, excluding current installments                 $3,688,366           2,885,333
                                                                                        ==========           =========

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued

      A summary of long-term debt maturities after December 31, 1993 follows:

                                                                                    LONG-TERM DEBT
             Years ending December 31                                                 MATURITIES
                   1994                                                               $  262,440
                   1995                                                                  240,973
                   1996                                                                  241,300
                   1997                                                                  215,598
                   1998                                                                2,145,029
                   Thereafter                                                             42,433
                                                                                      ----------
                                                                                      $3,147,773
                                                                                      ==========

(8)   SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS

      During 1992, the Corporation executed unsecured notes payable to certain stockholders. The notes payable are subordinate to the lines of credit and notes payable to a bank (note 7). The notes require interest payments quarterly at 1/4% over the prevailing prime lending rate through December 1997 when the entire balance is due in full. Notes payable to stockholders totaled $2,300,000 and $2,626,000 at December 31, 1992 and 1993, respectively.

(9)   STOCK REPURCHASE AGREEMENT

      The Corporation is obligated to repurchase the stock, equal to the book value at the end of the preceding fiscal year, of any stockholder upon the stockholder's resignation, termination, or death. The Corporation, alternatively, may assign the rights to repurchase the stock to other eligible stockholders, but the Corporation remains contingently liable for payment of the purchase price of the stock.

(10)  INCOME TAXES

      Income taxes in 1992 represent built-in gains taxes for the excess fair market value over the book value of the Corporation's assets, computed as of the date of conversion by the Corporation to an S corporation. Built-in gains taxes are assessed upon disposal of the respective assets; however, payment of built-in gains taxes is limited by the Corporation's taxable income during its reporting periods. During 1992, the Corporation recognized $77,669 of built-in gains taxes related to the disposal of a building and had remaining estimated built-in gains taxes payable of $96,744 at December 31, 1992.

(11)  BUSINESS AND CREDIT CONCENTRATIONS

      The Corporation has 36 retail stores located in Arizona, New Mexico, and Texas with customers residing in Arizona, New Mexico, Texas, and Mexico. No account receivable from any customer exceeded 5% of the Corporation's total stockholders' equity at December 31, 1992 and 1993.

                          CAPIN MERCANTILE CORPORATION
                               (an S corporation)

                    Notes to Financial Statements, Continued


(12)  COMMITMENTS AND CONTINGENT LIABILITIES

      The Corporation occupies various properties and operates an airplane under operating lease agreements with affiliated, nonoperating entities and unrelated parties. Existing lease agreements expire at various dates through 2014 and include renewal options. The Corporation is responsible in most cases for occupancy and maintenance costs including real estate taxes, insurance, and utility costs. Rent expense for the year ended December 31, 1992 totaled $3,715,469 of which $1,005,530 was paid to affiliated nonoperating entities. Rent expense for the year ended December 31, 1993, totaled $3,504,687 of which $719,659 was paid to affiliated, nonoperating entities. Rent expense is included in general and administrative and selling expenses on the accompanying statements of earnings. Included in rent expense for the years ended December 31, 1992 and 1993 is contingent rentals of $606,838 and $888,842, respectively.

      A summary of future minimum lease payments, excluding contingent rentals, required under operating leases that have remaining noncancelable lease terms in excess of one year follows:

                                                                                               RELATED
                                                                           TOTAL               ENTITY
                   YEARS ENDING DECEMBER 31                               RENTALS              RENTALS
                   1994                                                 $ 2,585,326             229,044
                   1995                                                   2,607,520             231,444
                   1996                                                   2,329,184             233,844
                   1997                                                   1,965,783             236,244
                   1998                                                   1,839,199             238,644
                   Thereafter                                             7,510,686             119,329
                                                                        -----------           ---------
                   Total future minimum lease payments required         $18,837,698           1,288,549
                                                                        ===========           =========

      All leases expire through 2014. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that rent expense will be greater than the future minimum lease payments shown for 1994.

      The Corporation is liable with respect to claims incidental to the ordinary course of its operations. In the opinion of management, based on consultation with legal counsel, the ultimate outcome of such matters will not have a materially adverse effect on the Corporation.